EXHIBIT 4.5
                                                                     -----------




Consolidated Financial Statements of

BAYTEX ENERGY LTD.

December 31, 2002 and 2001

INDEPENDENT AUDITORS' REPORT
TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF BAYTEX ENERGY LTD.

We have audited the consolidated balance sheets of Baytex Energy Ltd. as at December 31, 2002 and 2001 and the consolidated statements of operations and deficit and of cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

On March 3, 2003, we issued two additional reports to the board of directors and shareholders of Baytex Energy Ltd. on the consolidated financial statements for the same periods, prepared in accordance with Canadian generally accepted accounting principles, the first of which did not include Note 17, United States Accounting Principles and Reporting and Note 18, Condensed Consolidating Financial Information, (which pertains to United States reporting requirements) and the second of which did include the above mentioned notes, but only reconciled to United States generally accepted accounting principles for annual filing purposes.



Calgary, Alberta                                       /s/ Deloitte & Touche LLP
March 3, 2003                                              Chartered Accountants




COMMENT BY AUDITORS FOR U.S. READERS ON CANADA-U.S. REPORTING

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) outlining changes in accounting principles that have been implemented in the financial statements. As discussed in Note 2 to the consolidated financial statements, in 2002 the Company changed its method of accounting for foreign currency translation to conform to the Canadian Institute of Chartered Accountants recommendation 1650 and adopted the new recommendation 3870 with respect to stock-based compensation.



Calgary, Alberta                                       /s/ Deloitte & Touche LLP
March 3, 2003                                              Chartered Accountants

BAYTEX ENERGY LTD.
CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31, 2002 AND 2001
(THOUSANDS)
--------------------------------------------------------------------------------

                                                                        2002         2001
                                                                   ----------------------
                                                                                  (NOTE 2)
ASSETS
Current assets
    Cash                                                           $   4,098    $      --
    Accounts receivable                                               52,667       44,300
    Properties held for sale                                              --       46,895
                                                                   ----------------------
                                                                      56,765       91,195

Deferred charges and other assets                                      8,679        8,674
Petroleum and natural gas properties (note 3)
  (includes costs of unproved properties at December 31, 2002 of
$80,300; December 31, 2001 - $85,300)                                932,316      867,177
                                                                   ----------------------
                                                                   $ 997,760    $ 967,046
                                                                   ======================


LIABILITIES
Current liabilities
    Accounts payable and accrued liabilities                       $  92,563    $  64,334
    Bank loan (note 4)                                                    --       73,820
    Current portion of long-term debt (note 5)                            --        2,000
                                                                   ----------------------
                                                                      92,563      140,154

Long-term debt (note 5)                                              326,977      330,102
Deferred credits (note 6)                                             12,181       18,694
Provision for future site restoration costs                           21,950       20,541
Future income taxes (note 9)                                         184,402      146,446
                                                                   ----------------------
                                                                     638,073      655,937
                                                                   ----------------------

SHAREHOLDERS' EQUITY
Share capital (note 7)                                               398,176      394,734
Deficit                                                              (38,489)     (83,625)
                                                                   ----------------------
                                                                     359,687      311,109
                                                                   ----------------------
                                                                   $ 997,760    $ 967,046
                                                                   ======================

Commitments (note 13)


ON BEHALF OF THE BOARD



/s/ John A. Brussa                                   /s/ W.A. Blake Cassidy
-----------------------                              ---------------------------
JOHN A. BRUSSA                                       W. A. BLAKE CASSIDY
DIRECTOR                                             DIRECTOR


See accompanying notes to the consolidated financial statements.

BAYTEX ENERGY LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
YEARS ENDED DECEMBER 31, 2002 AND 2001
(THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

                                                                              2002         2001
                                                                         ----------------------
                                                                                        (NOTE 2)
REVENUE
Petroleum and natural gas sales                                          $ 365,860    $ 329,700
Royalties                                                                  (58,922)     (57,805)
                                                                         ----------------------
                                                                           306,938      271,895
                                                                         ----------------------
EXPENSES
Operating                                                                   75,228       83,439
General and administrative                                                   6,743        5,262
Interest (note 5)                                                           25,217       32,942
Foreign exchange (gain) loss (note 2)                                       (2,691)      16,262
Depletion and depreciation (note 3)                                        106,834      367,384
Site restoration costs                                                       2,799        3,912
                                                                         ----------------------
                                                                           214,130      509,201
                                                                         ----------------------

INCOME (LOSS) BEFORE INCOME TAXES                                           92,808     (237,306)
                                                                         ---------    ---------

INCOME TAXES (RECOVERY) (note 9)
Current                                                                      9,716        7,128
Future                                                                      37,956     (107,327)
                                                                         ----------------------
                                                                            47,672     (100,199)
                                                                         ----------------------

NET INCOME (LOSS)                                                           45,136     (137,107)

RETAINED EARNINGS (DEFICIT), BEGINNING OF YEAR, AS PREVIOUSLY REPORTED     (75,954)      52,555

ACCOUNTING POLICY CHANGE (note 2)                                           (7,671)         927
                                                                         ----------------------

RETAINED EARNINGS (DEFICIT), BEGINNING OF YEAR, AS RESTATED                (83,625)      53,482
                                                                         ----------------------

DEFICIT, END OF YEAR                                                     $ (38,489)   $ (83,625)
                                                                         ======================

NET INCOME (LOSS) PER COMMON SHARE (note 8)
Basic                                                                    $    0.86    $   (2.77)
                                                                         ======================
Diluted                                                                  $    0.85    $   (2.77)
                                                                         ======================


See accompanying notes to the consolidated financial statements.

BAYTEX ENERGY LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------
                                                        2002         2001
                                                   ----------------------
CASH PROVIDED BY (USED IN):                                       (NOTE 2)
OPERATING ACTIVITIES
Net income (loss)                                  $  45,136    $(137,107)
Items not affecting cash:
    Site restoration costs                             2,799        3,912
    Amortization of deferred charges                   1,052          946
    Foreign exchange (gain) loss                      (2,691)      16,262
    Depletion and depreciation                       106,834      367,384
    Future income taxes (recovery)                    37,956     (107,327)
                                                   ----------------------
Cash flow from operations                            191,086      144,070
Change in non-cash working capital (note 10)           1,272        5,682
Increase in deferred charges                          (1,057)          --
Increase (decrease) in deferred credits (note 6)     (18,694)      18,694
                                                   ----------------------
                                                     172,607      168,446
                                                   ----------------------

FINANCING ACTIVITIES
Issue of senior subordinated term notes                   --      227,895
Decrease in bank loan and other debt                 (76,254)     (88,474)
Increase in deferred charges                              --       (9,037)
Increase in deferred credits (note 6)                 12,181           --
Repurchase of common shares (note 7)                     (55)        (860)
Issue of common shares                                 3,497        1,444
                                                   ----------------------
                                                     (60,631)     130,968
                                                   ----------------------

INVESTING ACTIVITIES
Corporate acquisitions (note 14)                          --     (249,152)
Items not affecting cash
    Shares issued on acquisition                          --       68,104
    Assumption of long-term debt                          --       36,356
    Assumption of working capital                         --       (2,734)
                                                   ----------------------
                                                          --     (147,426)

Petroleum and natural gas property expenditures     (182,048)    (189,283)
Disposal of petroleum and natural gas properties      55,580       62,582
Properties held for sale                             (46,895)      46,895
Change in non-cash working capital (note 10)          65,485      (72,182)
                                                   ----------------------
                                                    (107,878)    (299,414)
                                                   ----------------------

CHANGE IN CASH DURING THE YEAR                         4,098           --
CASH, BEGINNING OF YEAR                                   --           --

                                                   ----------------------
CASH, END OF YEAR                                  $   4,098    $      --
                                                   ======================



See accompanying notes to the consolidated financial statements.

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


1.       SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles within the framework of the accounting policies summarized below.

Accounting principles generally accepted in Canada vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for each of the years ended December 31, 2002 and 2001 and the determination of shareholders' equity and financial position as at December 31, 2002 and 2001 to the extent summarized in Note 17.

CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and partnership from the respective dates of acquisition of the subsidiary companies. Inter-company transactions and balances are eliminated upon consolidation.

MEASUREMENT UNCERTAINTY

The preparation of financial statements in accordance generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of certain assets and liabilities and disclosure of contingent expenses during each reporting period. Management believes its estimates and assumptions are reasonable; however, amounts recorded for depreciation and depletion and amounts used for ceiling test calculations are based on estimates of petroleum and natural gas reserves and future costs required to develop those reserves. The Company's reserve estimates are reviewed annually by an independent engineering firm. By their nature, these estimates of reserves and the related future cash flows are subject to measurement uncertainty, and the impact on the financial statements of future periods could be material.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include monies on deposit and short-term investments accounted for at cost that have a maturity date of not more that 90 days.

PETROLEUM AND NATURAL GAS OPERATIONS

The Company follows the full cost method of accounting for its petroleum and natural gas operations whereby all costs relating to the exploration for and development of petroleum and natural gas reserves are capitalized in one Canadian cost centre and charged against income, as set out below. Such costs include land acquisition, drilling of productive and non-productive wells, geological and geophysical, production facilities, carrying costs directly related to unproved properties and corporate expenses directly related to acquisition, exploration and development activities and do not include any costs related to production or general overhead expenses. These costs along with estimated future costs that are based on current costs and that are incurred in developing proved reserves, are depleted and depreciated on a unit of production basis using estimated gross proved petroleum and natural gas reserves. For purposes of this calculation, petroleum and natural gas reserves are converted to a common unit of measurement on the basis of their relative energy content where six thousand cubic feet of gas equates to one barrel of oil. Costs of acquiring and evaluating unproved properties are excluded from costs subject to depletion and depreciation until it is determined whether proved reserves are attributable to the properties or impairment occurs. Unproved properties are evaluated for impairment on an annual basis.

Gains or losses on sales of properties are recognized only when crediting the proceeds to costs would result in a change of 20 percent or more in the depletion rate.

The net amount at which petroleum and natural gas properties are carried is subject to a cost recovery test (the "ceiling test"). Under this test, an estimate is made of the ultimate recoverable amount from future net revenues using proved reserves and period end prices, plus the net costs of major development projects and unproved

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


properties, less future removal and site restoration costs, overhead, financing costs and income taxes. If the net carrying costs exceed the ultimate recoverable amount, additional depletion and depreciation is provided.

PROVISION FOR FUTURE SITE RESTORATION COSTS

Estimates are made of the future site restoration costs relating to the Company's petroleum and natural gas properties at the end of their economic life, based on year end values, in accordance with current legislative requirements and industry practice. Annual charges are provided for on a unit of production method. Actual expenditures incurred are applied against the provision for future site restoration costs.

JOINT INTERESTS

A portion of the Company's exploration, development and production activities is conducted jointly with others. These consolidated financial statements reflect only the Company's proportionate interest in such activities.

REVENUE RECOGNITION

Revenue associated with the production and sales of crude oil and natural gas is recognized when title passes from the Company to its customer.

FOREIGN CURRENCY TRANSLATION

Foreign currency denominated monetary items are translated into Canadian dollars at the exchange rate in effect at the balance sheet date. Effective January 1, 2002, the Company retroactively adopted the Canadian Institute of Chartered Accountants (CICA) amended accounting standard with respect to accounting for foreign currency translation. As a result of the amendments, all exchange gains and losses on long-term monetary items that do not qualify for hedge accounting are recognized in income.

Foreign denominated revenue and expenses are translated at the monthly average rate of exchange. Translation gains and losses are included in net income.

DEFERRED CHARGES

Financing costs related to the issuance of the senior secured term notes and the senior subordinated term notes have been deferred and are amortized over the term of the respective notes on a straight-line basis.

FINANCIAL INSTRUMENTS

The Company formally documents its risk management objectives and strategies, including the permitted use of derivative financial instruments. The Company utilizes derivative financial instruments to manage exposures to fluctuations in commodity prices, interest rates and foreign currency exchange rates. All transactions of this nature entered into by the Company are related to an underlying financial position or to future petroleum and natural gas production. The Company does not use derivative financial instruments for trading purposes. Costs and gains on derivative contracts are recognized in income in the same period that the transactions are settled. The fair values of derivative instruments are not recorded in the balance sheet.

Gains and losses related to derivative financial instruments that have been closed prior to the settlement dates are deferred and recognized in the statement of operations over the original settlement period.

FUTURE INCOME TAXES

Income taxes are accounted for under the liability method of tax allocation, which determines future income taxes based on the differences between assets and liabilities reported for financial accounting purposes and those reported for tax purposes. Future income taxes are calculated using tax rates anticipated to apply in periods that temporary differences are expected to reverse.

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


FLOW-THROUGH SHARES

The Company has financed a portion of its exploration and development activities through the issue of flow-through shares. Under the terms of the flow-through share agreements, the tax attributes of the related expenditure are renounced to the subscribers. Accordingly, the carrying value of the expenditures incurred and the shares issued are recorded net of tax benefits renounced to the subscribers. The Company records the gross carrying value of the expenditures and records a future tax liability for the tax benefits renounced to subscribers.

STOCK-BASED COMPENSATION

The Company's stock-based compensation plans are described in note 7. The Company accounts for employee stock options based on intrinsic values. No compensation expense is recognized when stock options are issued. The consideration paid on the exercise of stock options is credited to share capital. Benefits paid under the stock appreciation rights plan are charged to net income.

PER SHARE AMOUNTS

Basic net income per share and basic cash flow from operations per share are computed by dividing net income and cash flow from operations by the weighted average number of common shares outstanding during the year. Diluted per share amounts reflect the potential dilution that could occur if options or warrants to purchase common shares were exercised. The treasury stock method is used to determine the dilutive effect of stock options and warrants, whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period.

2.       CHANGES IN ACCOUNTING POLICY

FOREIGN CURRENCY

Effective January 1, 2002, the Company retroactively adopted the CICA amended accounting standard with respect to accounting for foreign currency translation. As a result of the amendments, all exchange gains and losses on long-term monetary items that do not qualify for hedge accounting are recognized in income. Previously, these exchange gains and losses were deferred and amortized over the remaining life of the monetary item. The impact of the amended standard on the year ended December 31, 2002 was to increase net income by $1.8 million (2001 - decrease of $8.6 million). The effect of this change on the December 31, 2001 Consolidated Balance Sheet is an elimination of the unrealized foreign exchange loss of $13.7 million, a decrease in future income taxes of $6.0 million, and an increase in the deficit of $7.7 million.

STOCK-BASED COMPENSATION

Effective January 1, 2002, the Company adopted the new recommendations of the CICA with respect to stock-based compensation. In accordance with the new standard, the Company has elected to continue its policy of accounting for employee stock options based on intrinsic values and will disclose the pro forma results of using the fair value based method. The new recommendations apply to options granted after December 31, 2001.

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


BALANCE SHEET CLASSIFICATION OF CALLABLE DEBT OBLIGATIONS

Effective January 1, 2002, the Company has classified borrowing under its bank facilities as a current liability as required by new CICA guidance. The bank loan at December 31, 2001 has been restated to conform to the current presentation.


3.       PETROLEUM AND NATURAL GAS PROPERTIES

                                               -------------------------------
                                                     AS AT DECEMBER 31,
                                               -------------------------------
                                                        2002            2001
                                               -------------------------------
   Petroleum and natural gas properties          $ 1,989,246     $ 1,817,273
   Accumulated depletion and depreciation         (1,056,930)       (950,096)
                                               -------------------------------
                                                 $   932,316     $   867,177
                                               ===============================

During 2002, $6.7 million (2001 - $5.3 million) of corporate expenses relating to exploration and development activities were capitalized. In calculating the depletion and depreciation provision for 2002, $80.3 million (2001 - $85.3 million) of costs relating to undeveloped properties and materials and supplies of $5.5 million (2001- $7.1 million) were excluded from costs subject to depletion and depreciation.

As a result of the ceiling test performed at December 31, 2001, the Company recorded additional depletion and depreciation on its petroleum and natural gas properties of $234.5 million ($131.3 million net of income tax).

At December 31, 2002, the estimated future site restoration costs to be accrued over the life of the remaining proved reserves are $26.2 million (2001 - $30.0 million).

4.       BANK LOAN

                                               ----------------------
                                                  AS AT DECEMBER 31,
                                               ----------------------
                                                   2002         2001
                                               ----------------------
    Bank loan                                    $   --     $ 73,820
                                               =======================

BANK LOAN

The bank loan facilities consist of an operating loan and a 364-day revolving loan, which are provided by a syndicate of chartered banks. The facilities can be drawn in either Canadian or U.S. funds and bear interest at the agent bank's prime lending rate, bankers' acceptance rates plus applicable margins or LIBOR rates plus applicable margins. The facilities are subject to periodic review and are secured by a charge over all of the Company's assets. The security is shared pari passu with the senior secured term notes. At December 31, 2002, the facilities are limited to total commitment under the facilities of $77 million and a $165 million borrowing base of total senior funded debt, which is defined to include the senior secured term notes.

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


5.       LONG-TERM DEBT

                                                      -------------------------
                                                            AS AT DECEMBER 31,
                                                      -------------------------
                                                             2002         2001
                                                      -------------------------
    Senior secured term notes (US$57 million)            $ 90,037     $ 90,778
    Senior subordinated term notes (US$150 million)       236,940      238,890
    Other long-term debt                                       --        2,434
                                                      -------------------------
                                                          326,977      332,102
    Less: current portion                                      --        2,000
                                                      -------------------------
                                                         $326,977     $330,102
                                                      =========================

SENIOR SECURED TERM NOTES

On November 13, 1998, the Company issued US$57 million of senior secured term notes, bearing interest at 7.23 percent payable quarterly with principal repayable on November 13, 2004. These notes are governed by financial and other corporate covenants and are secured by a charge over all of the Company's assets, which security is shared pari passu with the bank loan facilities. During 2002, the Company terminated an outstanding interest rate swap agreement associated with these notes. The gain from the settlement of this contract has been deferred and is being amortized as a reduction of interest expense over the original term of the agreement (note 6).

SENIOR SUBORDINATED TERM NOTES

On February 12, 2001, the Company issued US$150 million of senior subordinated term notes bearing interest at 10.5 percent payable semi-annually with principal repayable on February 15, 2011. These notes are unsecured and are subordinate to the Company's bank facilities and senior secured term notes. During 2002, the Company terminated outstanding interest rate swap agreements associated with these notes. The gain from the settlement of these contracts has been deferred and is being amortized as a reduction of interest expense over the original term of the agreements (note 6).

INTEREST EXPENSE

The Company has incurred interest expense on its outstanding debt as follows:

                                                      ------------------------
                                                            2002        2001
                                                      ------------------------
   Bank loan                                            $    760    $  4,620
   Amortization of deferred charges                        1,052         946
   Long-term debt                                         23,405      27,376
                                                      ------------------------
   Total interest                                       $ 25,217    $ 32,942
                                                      ========================

6.       DEFERRED CREDITS
                                                      ------------------------
                                                           AS AT DECEMBER 31,
                                                      ------------------------
                                                             2002        2001
                                                      ------------------------
    Deferred interest swap settlement (note 5)          $ 12,181    $     --
    Deferred commodity contract gain                          --      18,694
                                                      ------------------------
                                                        $ 12,181    $ 18,694
                                                      ========================

In August 2002, the Company terminated all outstanding interest rate swap agreements for total proceeds of $14.1 million. This amount has been deferred and is being amortized as a reduction of interest expense over the original terms of the agreements.

During 2001, the Company renegotiated certain derivative contracts related to 2002 commodity prices and received a net payment of $18.7 million. This amount was recognized in income during 2002.

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


7.       SHARE CAPITAL

AUTHORIZED

The Company has an unlimited number of common shares in its authorized share capital.

ISSUED

                                                     ------------------------------------------------
                                                                2002                     2001
                                                     ------------------------------------------------
                                                      # SHARES       AMOUNT     # SHARES       AMOUNT
                                                     ------------------------------------------------
Balance, beginning of year                              52,008    $ 394,734       45,797    $ 326,767
Shares issued for corporate acquisitions (note 14)          --           --        6,119       68,104
Stock options exercised                                    820        3,497          314        1,444
Normal course issuer bid                                    (9)         (55)        (222)        (860)
Future tax related to flow-through shares                   --           --           --         (721)
                                                     ------------------------------------------------
Balance, end of year                                    52,819    $ 398,176       52,008    $ 394,734
                                                     ================================================

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The Company grants stock options to its employees and directors at the market price of the common shares at the time of the grant. The options vest over three years and have a term of four years. At December 31, 2002, 3.7 million common shares (2001 - 4.6 million common shares) of the Company are reserved under the stock option plan for issuance. Of the 5.1 million options outstanding at December 31, 2002, 1.4 million options are subject to shareholder ratification.

                                         -------------------------------------------------
                                                                        WEIGHTED AVERAGE
                                         # OPTIONS         PRICE RANGE    EXERCISE PRICE
                                         -------------------------------------------------
Outstanding December 31, 2000                4,042   $ 3.30 to $ 15.50           $  8.26
    Granted                                  2,478   $ 3.51 to $ 13.30           $  6.17
    Exercised                                (314)   $ 3.30 to $ 12.25           $  4.84
    Cancelled                              (1,738)   $ 3.80 to $ 15.50           $ 11.25
                                         -------------------------------------------------
OUTSTANDING DECEMBER 31, 2001                4,468   $ 3.30 to $ 10.75           $  6.19
    Granted                                  1,682   $ 4.40 to $  7.97           $  7.61
    Exercised                                (820)   $ 3.30 to $  6.10           $  4.27
    Cancelled                                (204)   $ 4.72 to $  7.67           $  5.78
                                         ------------------------------------------------
OUTSTANDING DECEMBER 31, 2002                5,126   $ 3.51 to $ 10.75           $  6.98
                                         =================================================

The following table summarizes information about the stock options outstanding at December 31, 2002:

                           ------------------------------------------------------------------------------------------
                            NUMBER OUTSTANDING        WEIGHTED        WEIGHTED    NUMBER EXERCISABLE       WEIGHTED
                               AT DECEMBER 31,         AVERAGE         AVERAGE       AT DECEMBER 31,        AVERAGE
                                          2002       REMAINING        EXERCISE                  2002       EXERCISE
                                                          TERM           PRICE                                PRICE
                           ------------------------------------------------------------------------------------------
                                                       (YEARS)
$ 3.51 TO $ 5.00                         2,029             2.2         $  4.52                   901        $  4.27
$ 5.01 TO $ 7.00                           315             2.8         $  6.61                    77        $  6.35
$ 7.01 TO $ 9.00                         1,712             3.4         $  7.87                   214        $  8.76
$ 9.01 TO $ 10.75                        1,070             1.8         $ 10.32                   713        $ 10.32
                           ------------------------------------------------------------------------------------------
TOTAL                                    5,126             2.5         $  6.98                 1,905        $  7.12
                           ==========================================================================================

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


The Company accounts for its stock options using intrinsic values. On this basis, compensation costs are not required to be recognized in the financial statements for stock options granted at market value. Had compensation costs for the Company's stock option plan been determined based on the fair-value method at the dates of grants under the plan after January 1, 2002, the Company's pro-forma net income for the year ended December 31, 2002 would have been reduced by $0.6 million and net income per share would be $0.85. The weighted average fair market value of options granted in 2002 was $3.65 per option. The fair value of the stock options granted is estimated on the grant date using the Black-Scholes option-pricing model using the following assumptions: risk free interest rate of four percent, expected life of four years; and expected volatility of 57 percent.

The Company had granted stock appreciation rights ("Rights") to certain employees. Holders of the Rights were entitled to receive incentive payments based on the difference between market price of the Company's common shares and exercise price of the Rights. The exercise price of the Rights was determined based on the market price of the Company's common shares at the time the Rights were granted. The Rights vested over three years and had a term of four years. During 2002, all 202,334 remaining Rights (2001 - 6,666) were exercised. The related compensation expense has been included in general and administrative expenses.

NORMAL COURSE ISSUER BID

During the year ended December 31, 2002, the Company acquired 9,200 (2001 - 222,400) of its common shares through a normal course issuer bid program at an average cost of $6.03 per share (2001 - $3.87 per share). The shares purchased under the normal course issuer bid were cancelled. In January 2003, the Company renewed the normal course issuer bid to purchase up to 5.2 million common shares of the Company during the 12-month period beginning January 7, 2003 and ending January 5, 2004.

FLOW-THROUGH SHARES

In accordance with the terms of flow-through share offerings entered into by the Company, and pursuant to certain provisions of the Income Tax Act (Canada), the Company fulfilled its commitment to renounce, for income tax purposes, exploration expenditures of $1.6 million in 2001 to the subscribers of the flow-through shares.

8.       NET INCOME PER SHARE

The Company applies the treasury stock method to assess the dilutive effect of outstanding stock options on net income per share. The number of shares used in the calculation of diluted net income per share is determined as follows:

                                                               -----------------
                                                                  2002     2001
                                                               -----------------
Weighted average number of shares outstanding, basic            52,298   49,503
Dilutive effect of stock options                                   939      701
                                                               -----------------
Weighted average number of shares outstanding, diluted          53,237   50,204
                                                               =================

The diluted net income per share discussed above did not include 2.8 million (2001- 1.3 million) of stock options because the respective exercise prices exceeded the average market price of the common shares during the year.

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


9.       INCOME TAXES

The provision for income taxes has been computed as follows:

                                                                  ----------------------
                                                                       2002         2001
                                                                  ----------------------
INCOME (LOSS) BEFORE INCOME TAXES                                 $  92,808    $(237,306)
EXPECTED INCOME TAXES (RECOVERY) AT THE STATUTORY RATE OF 43.9%
(2001 - 44.0%)                                                    $  40,743    $(104,415)
INCREASE (DECREASE) IN TAXES RESULTING FROM:
Crown royalties                                                      21,153       19,870
Resource allowance                                                  (26,308)     (22,560)
Alberta royalty tax credit                                             (219)        (224)
Rate change                                                            (138)         183
Other                                                                 2,725         (181)
Large Corporation Tax and provincial capital tax                      9,716        7,128
                                                                  ----------------------
PROVISION FOR INCOME TAXES                                        $  47,672    $(100,199)
                                                                  ======================

The components of future income taxes are as follows:
                                                                  ----------------------
                                                                      AS AT DECEMBER 31,
                                                                  ----------------------
                                                                       2002         2001
                                                                  ----------------------
Future income tax liabilities:
    Capital assets                                                $ 202,429    $ 173,430
Future income tax assets:
    Abandonment costs                                                (9,638)      (9,038)
    Attributed Canadian Royalty Income                               (4,475)      (5,263)
    Share issue costs                                                (2,833)      (4,398)
    Loss carry-forward                                                 (323)      (7,528)
    Other                                                              (758)        (757)
                                                                  ----------------------
Future income taxes                                               $ 184,402    $ 146,446
                                                                  ======================

10.      CASH FLOW INFORMATION

INCREASE (DECREASE) IN NON-CASH WORKING CAPITAL ITEMS
                                                                  ----------------------
                                                                        2002        2001
                                                                  ----------------------
Current assets                                                    $  38,528    $ (23,440)
Current liabilities                                                  28,229      (43,060)
                                                                  ----------------------
                                                                  $  66,757    $ (66,500)
                                                                  ======================

                                                                  ----------------------
                                                                       2002         2001
                                                                  ----------------------
Changes in non cash working capital related to:
     Operating activities                                         $   1,272    $   5,682
     Investing activities                                            65,485      (72,182)
                                                                  ----------------------
                                                                  $  66,757    $ (66,500)
                                                                  ======================

During the year the Company made the following cash
outlays in respect of interest expense and current
income taxes.
                                                                  ----------------------
                                                                       2002         2001
                                                                  ----------------------
Interest                                                          $  25,482    $  22,889
Current income taxes (refund)                                     $  (3,298)   $  15,459

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


11.      FINANCIAL INSTRUMENTS

The Company's financial instruments recognized in the balance sheet consist of accounts receivable, current liabilities and long-term borrowings. The estimated fair values of financial instruments have been determined based on the Company's assessment of available market information and appropriate valuation methodologies; however, these estimates may not necessarily be indicative of the amounts that could be realized or settled in a current market transaction.

The fair values of financial instruments other than long-term borrowings approximate their carrying amounts due to the short-term maturity of these instruments. At December 31, 2002 and 2001, the reported values of the Company's senior secured term notes, bank loan and other long-term debt approximate their fair values. At December 31, 2002, the trading value of the Company's senior subordinated term notes was 105 percent in relation to par (2001- 95 percent).

12.      DERIVATIVE CONTRACTS

The nature of the Company's operations results in exposure to fluctuations in commodity prices, exchange rates and interest rates. The Company monitors and, when appropriate, utilizes derivative contracts to manage its exposure to these risks. The Company is exposed to credit-related losses in the event of non-performance by counter-parties to these contracts. In 2002, petroleum and natural gas sales were reduced by $8.3 million (2001 - $9.5 million) due to derivative contracts.

At December 31, 2002, the Company had derivative contracts for the following:

                      ----------------------------------------------------------
                      PERIOD           VOLUME         PRICE               INDEX
                      ----------------------------------------------------------
OIL
Price collar          Calendar 2003    2,500 bbl/d    US$20.00 - $26.05     WTI
Price collar          Calendar 2003    5,000 bbl/d    US$20.00 - $26.60     WTI
Price collar          Calendar 2003    2,500 bbl/d    US$20.00 - $27.00     WTI

The fair value of the oil derivative contracts at December 31, 2002 is an unrecognized liability of $12.3 million.

                   ---------------------------------------------------------------------
                                                                    UNRECOGNIZED LOSS AT
                   PERIOD              AMOUNT      EXCHANGE RATE       DECEMBER 31, 2002
                   ---------------------------------------------------------------------
FOREIGN CURRENCY   January  1998  to   US$315,000  CAD/USD $1.4228                $2,008
SWAP               December 2005       per month


13.      COMMITMENTS

In October 2002, the Company entered into a long-term crude oil supply contract with a third party that requires the delivery of 20,000 barrels per day of Lloydminster Blend crude oil at a price fixed at 71 percent of NYMEX WTI oil price. The contract is for an initial term of five years commencing January 1, 2003. The volumes contracted under this contract will increase from 9,000 barrels per day in January 2003 to 20,000 barrels per day in October 2003 and thereafter.

For the period November 1, 2002 to October 31, 2003, the Company has entered into natural gas sales contracts with third parties for 15,000 GJ per day for fixed prices averaging $5.35/GJ and 10,000 GJ per day of collar contracts with prices between $4.20/GJ and $7.22/GJ.

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


14.      CORPORATE ACQUISITIONS

Effective May 1, 2001, the Company acquired all of the issued and outstanding shares of OGY Petroleums Ltd. ("OGY"), a public company involved in the exploration, development and production of oil and natural gas in Western Canada. The acquisition has been accounted for by the purchase method of accounting as follows:

CONSIDERATION
Cash                                                            $  50,683

Transaction costs                                                   3,100
                                                                ----------
                                                                   53,783
Issue of 1,169,481 common shares                                   14,057
                                                                ----------
                                                                $  67,840
                                                                ==========
NET ASSETS ACQUIRED
Petroleum and natural gas properties                            $ 116,607
Future income taxes                                               (36,127)
Future site restoration costs                                      (1,844)
                                                                ----------
                                                                   78,636
Working capital deficiency                                         (4,809)
Long-term debt                                                     (5,987)
                                                                ----------
                                                                $  67,840
                                                                ==========

Effective June 1, 2001, the Company acquired all of the issued and outstanding shares of Triumph Energy Corporation ("Triumph"), a public company involved in the exploration, development and production of oil and natural gas in Western Canada. The acquisition has been accounted for by the purchase method of accounting as follows:

CONSIDERATION
Cash                                                            $  82,337
Transaction costs                                                  11,306
                                                                ----------
                                                                   93,643
Issue of 4,949,245 common shares                                   54,047
                                                                ----------
                                                                $ 147,690
                                                                ==========
NET ASSETS ACQUIRED
Petroleum and natural gas properties                            $ 248,480
Future income taxes                                               (77,751)
Future site restoration costs                                        (213)
                                                                ----------
                                                                  170,516
Working capital                                                     7,543
Long-term debt                                                    (30,369)
                                                                ----------
                                                                $ 147,690
                                                                ==========

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


15.      SUBSEQUENT EVENT

On March 3, 2003, the Company signed an agreement to sell certain crude oil and natural gas assets for total cash consideration of $133.3 million. The sale is subject to certain conditions and is scheduled to close by the end of March 2003. Upon closing of this transaction, the Company intends to use the proceeds for debt reduction and general corporate purposes.

16.      COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform to the current years' presentation.

17. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Reconciliation Of Financial Statements To United States Generally Accepted Accounting Principles

The consolidated financial statements included in the Baytex Energy Ltd.'s 2002 Annual Report have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which in most respects, conform to generally accepted accounting principles in the United States ("U.S. GAAP"). The significant differences in those principles, as they apply to the Company, are as follows:

(a) Under U.S. GAAP, the carrying value of petroleum and natural gas properties and related facilities, net of future or deferred income taxes, is limited to the present value of after tax future net revenue from proven reserves, discounted at 10 percent, (based on prices and costs at the balance sheet date) plus the lower of cost and fair value of unproven properties. Under Canadian GAAP, this "ceiling test" is calculated without application of a discount factor but interest and general and administrative expenses are deducted.

         As a result of applying the U.S. GAAP ceiling test in prior years, the Company recorded additional depletion of $106.1 million before income tax. At December 31, 2001, the application of the full cost ceiling test under U.S. GAAP resulted in a write-down of capitalized costs of $234.6 million ($131.4 million after tax). Where the amount of a ceiling test write-down under Canadian GAAP differs from the amount of the write-down under U.S. GAAP, the charge for depletion, depreciation, and amortization will differ in subsequent years.

         The calculation of depletion and depreciation under U.S. GAAP will also differ from the Canadian GAAP calculation, as the calculation is done with proven reserves as defined by the Securities and Exchange Commission in the United States.

(b) Under U.S. GAAP, the provision for future site restoration costs is recorded as a reduction of capital assets.

(c) The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (FAS 123) which establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. As permitted by the FAS 123, Baytex has elected to follow the intrinsic value method of accounting for stock-based compensation arrangements, as provided for in Accounting Principles Board Opinion 25 ("APB 25"). Since all options were granted with exercise price equal to the market price at the date of the grant, no compensation cost has been charged to income at the time of the option grants. Had compensation cost for the Baytex's stock options been determined based on the fair market value at the grant dates of the awards consistent with methodology prescribed by FAS 123, "Accounting for Stock-Based Compensation", Baytex's net income (loss) and net income (loss) per share for years ended December 31, 2002 and 2001 would have been the pro forma amounts indicated below:

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                       -----------------------
                                                                       YEARS ENDED DECEMBER 31,
                                                                       -----------------------
                                                                          2002            2001
                                                                       -----------------------
           Net Income (loss):
              As Reported                                              $22,889       $(124,963)
                                                                       -----------------------
              Deduct: total stock based employee compensation
                 expense determined under fair value based
                 method for all awards, net of related tax
                 effects                                                  (612)           (398)
                                                                       -----------------------
              Pro forma                                                $22,277       $(125,361)
                                                                       =======================
           Net Income (loss) per share--Basic:
              As Reported                                              $  0.44       $   (2.52)
              Pro forma                                                $  0.43       $   (2.53)
           Net Income (loss) per share--Diluted:
              As Reported                                              $  0.43       $   (2.52)
              Pro forma                                                $  0.42       $   (2.52)

         The weighted average fair market value of options granted in 2002 was $3.65 per option (2001 - $2.46). The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                          2002            2001
                                                                       -----------------------
        Risk-free interest rate (percent)                                  4.0             5.0
        Volatility in the price of the Company's common shares              57              61
        Expected life (years)                                                4               4
        Dividend yield                                                     Nil             Nil

         APB 25 also requires recognition of compensation cost with respect to changes in intrinsic value for variable employee stock compensation plans. As a result of the modifications to the terms of employee stock options, the modified options are subject to variable plan accounting, which results in an increase of compensation cost of $3.7 million for the year ended December 31, 2002 (2001 - reduction in compensation cost of $0.8 million) for U.S. GAAP purposes.

(d) Effective January 1, 2002, the Company retroactively adopted the Canadian Institute of Chartered Accountants (CICA) amended accounting standard with respect to accounting for foreign currency translation. As a result of the amendments, all exchange gains and losses on long-term monetary items that do not qualify for hedge accounting are recognized in income. Previously under Canadian GAAP, these exchange gains and losses were deferred and amortized over the remaining life of the monetary item. The effect of this change is to make the accounting for exchange gains and losses on foreign denominated long-term monetary items consistent under both Canadian GAAP and U.S. GAAP. The U.S. GAAP reconciliation for the years presented have been retroactively restated as there is no longer a difference in accounting principles.

(e) The Company adopted the liability method of accounting for income taxes in 2000 retroactively without restatement. The liability method of accounting for income taxes is similar to Statement of Financial Accounting Standards No. 109, which requires the use of the asset and liability method. The Canadian GAAP liability method requires the measurement of future income tax liabilities and assets using income tax rates that reflect enacted income tax rate reductions provided it is more likely than not that the Company will be eligible for such rate reductions in the period of reversal. U.S. GAAP allows recording of such reductions only when claimed.

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


(f) On January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative instruments and Hedging Activities" (FAS 133), as modified by Statement No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities". The statement, as amended, establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value, and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met. This statement requires an entity to establish, at the inception of a hedge, the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. At December 31, 2002, the Company's financial instruments would be recorded as a liability on the balance sheet at their fair value of $14.3 million (2001 - an asset on the balance sheet of $12.9 million). FAS 133 also requires that gain and losses on financial instruments be included in the statement of operations when settled. As a result, $12.2 million realized on the settlement of interest rate swap derivative contracts would be included as an increase of the net income for December 31, 2002 and the $18.7 million realized on the renegotiation of financial derivative contracts would be included as a reduction of the net loss for December 31, 2001 for U.S. GAAP.

         The Company is exposed to price risk from changing commodity prices. Management believes it is prudent to minimize the variability in cash flows on a portion of its future crude oil and natural gas production. To meet this objective, the Company enters into various types of commodity derivative instruments to manage fluctuations in cash flows resulting from changing commodity prices. The Company also uses fixed price physical delivery sales contracts to accomplish this objective. The types of instruments utilized by the Company may include futures, swaps and options. All of the mark-to-market valuations used for the financial derivative instruments are provided by external sources and are based on prices that are actively quoted. The Company manages market and counterparty credit risk through established internal control procedures, which are reviewed on an ongoing basis.

(g) Under U.S. GAAP, the presentation in current assets of assets held for sale would not be permitted, as the sale of the properties had not occurred. Accordingly, this amount is included in long-term assets for U.S. GAAP at December 31, 2001. The proceeds from the sale of the properties were deducted from the petroleum and natural gas properties during the year ended December 31, 2002 when the sales occurred in accordance with the full cost accounting standards under U.S. GAAP.

(h) The income tax effect of the items noted in (a) through (g) for the year ended December 31, 2002 is a decrease in income taxes of $15.9 million (2001 - increase of $8.9 million).

(i) Statement of Financial Accounting Standards No. 130 "Comprehensive Income" requires the reporting of comprehensive income in addition to net earnings. Comprehensive income includes net income plus other comprehensive income. Management believes that it has no other comprehensive income; accordingly comprehensive income is equivalent to net income.

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


CONSOLIDATED STATEMENTS OF OPERATIONS

The application of U.S. GAAP would have the following effect on net earnings as reported:

                                                              YEARS ENDED DECEMBER 31
                                                                    2002         2001
                                                              -----------------------
Net income (loss) for the year - Canadian GAAP                $   45,136    $(137,107)
Adjustments:
Depletion (a)                                                     (2,613)     (11,041)
Ceiling test write-down (a)                                           --         (266)
Compensation cost (c)                                             (1,873)         787
Deferred revenue (f)                                             (18,694)      18,694
Interest rate swaps (f)                                           12,181           --
Financial derivative instruments (f)                             (27,193)      12,893
Income taxes (h)                                                  15,945       (8,923)
                                                              -----------------------
Net income (loss) for the year - U.S. GAAP                    $   22,889    $(124,963)
                                                              =======================

Net income (loss) per share - U.S. GAAP
   Basic                                                       $    0.44    $   (2.52)
   Diluted                                                     $    0.43    $   (2.52)
Depletion and  depreciation  expense - U.S.  GAAP  excluding
ceiling test write-down                                        $ 107,949    $ 142,744
Depletion  and  depreciation  expense  - U.S.  GAAP  per BOE
produced                                                       $    7.54    $    8.99


CONSOLIDATED BALANCE SHEETS

The application of U.S. GAAP would have the following effect on the Consolidated Balance Sheets as reported:

                                                                DECEMBER 31, 2002
                                                      -------------------------------------
                                                                      INCREASE
                                                      AS REPORTED    (DECREASE)   U.S. GAAP
                                                      -------------------------------------
Assets:
           Capital assets (a)                         $   932,316    $(120,091)   $ 790,275
                          (b)                                          (21,950)

Liabilities:
           Provision for site restoration costs (b)        21,950      (21,950)          --
           Future income taxes                            184,402      (57,398)     127,004
           Deferred credits (f)                            12,181      (12,181)          --
           Financial derivative instruments (f)                --       14,300       14,300

Shareholders' equity:
           Share capital                                  398,176       13,942      412,118
           Retained earnings (deficit) - see below        (38,489)     (87,500)    (125,989)

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                DECEMBER 31, 2002
                                                      -------------------------------------
                                                                      INCREASE
                                                      AS REPORTED    (DECREASE)   U.S. GAAP
                                                      -------------------------------------
Assets:
           Current assets (g)                         $    91,195    $ (46,895)   $  44,300

           Capital assets (a)                             867,177     (117,478)     776,053
                          (b)                             (20,541)
                          (g)                              46,895

           Financial derivative instruments (f)                --       12,893       12,893

Liabilities:
           Provision for site restoration costs (b)        20,541      (20,541)          --
           Future income taxes                            146,446      (41,453)     104,993
           Deferred credits (f)                            18,694      (18,694)          --

Shareholders' equity:
           Share capital                                  394,734       13,942      408,676
           Retained earnings (deficit) - see below        (83,625)     (65,252)    (148,877)

                                                              DECEMBER 31,
                                                      -------------------------
                                                            2002         2001
                                                      -------------------------
Retained earnings (deficit) - Canadian GAAP           $  (38,489)   $  (83,625)
Adjustments to depletion                                (128,163)     (125,550)
Flow through share differences                           (13,942)      (13,942)
Compensation expense                                      (1,873)           --
Financial derivative instruments                         (14,300)       12,893
Deferred credits                                          12,181        18,694
Adjustments to future income taxes                        58,597        42,653
                                                     -------------------------
                                                     -------------------------
Retained earning (deficit) - U.S. GAAP                $ (125,989)   $ (148,877)
                                                     =========================

CONSOLIDATED STATEMENTS OF CASH FLOWS

The consolidated statements of cash flows includes, under investing activities, items not affecting cash, related to the non-cash elements of corporate acquisitions. This disclosure is provided in order to disclose the aggregate costs related to such activities and to then deduct the related non-cash amounts to arrive at the cash amounts. This presentation is not permitted under U.S. GAAP.

ADDITIONAL U.S. GAAP DISCLOSURE

Under Canadian GAAP, companies are permitted to provide supplementary measures of earnings and earnings per share in the consolidated financial statements, provided that these measures are not given the same prominence as reported earnings and earnings per share. For the purpose of reporting under U.S GAAP, companies do not disclose supplementary measures of net earnings and earnings per share.

SIGNIFICANT PETROLEUM AND NATURAL GAS PURCHASERS

For the year ended December 31, 2002, the Company has one significant purchaser that accounted for 42% (2001 - 40%) of the petroleum and natural gas revenue. The loss of any purchaser would not be expected to have material adverse effect the Company's operations.

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   -------------------
                                                                         DECEMBER 31,
                                                                   -------------------
                                                                       2002       2001
                                                                   -------------------
Accounts receivable includes the following:
  Revenue receivable                                               $ 40,978   $ 28,895
  Joint interest receivable                                           9,391     11,592
  Other receivables                                                   2,298      3,813
  Allowance for doubtful accounts                                        --         --
                                                                   -------------------
                                                                   $ 52,667   $ 44,300
                                                                   ===================

Accounts payable and accrued liabilities includes the following:
  Trade payables                                                   $ 63,074   $ 51,711
  Royalties payable                                                   7,802      3,512
  Taxes payable                                                      12,073     (1,271)
  Other payables                                                      9,614     10,382
                                                                   -------------------
                                                                   $ 92,563   $ 64,334
                                                                   ===================


The aggregate capitalized costs of oil and gas activities and costs incurred in oil and gas property acquisition, development and exploration activities are as follows:

CAPITALIZED COSTS

                                                                -----------------------
                                                                       2002        2001
                                                                -----------------------
Proved properties                                               $ 1,908,948  $1,731,981
Unproven properties:
  Acquisition                                                        76,391      81,835
  Exploration                                                         3,907       3,457
Accumulated depreciation and depletion                           (1,056,930)   (950,096)
                                                                -----------------------
                                                                $   932,316  $  867,177
                                                                =======================

COSTS INCURRED ON UNPROVED PROPERTIES:

                                               INCLUDES COSTS INCURRED IN
                           DECEMBER 31,  ---------------------------------------
                                2002         2002     2001     2000  PRIOR YEARS
                        ---------------- ---------------------------------------
Acquisition                    $76,391    $17,555  $26,738  $22,540      $9,558
Exploration                      3,907        451       --    4,411        (955)
                        ---------------- ---------------------------------------
                               $80,298    $18,006  $26,738  $26,951      $8,603
                        ================ =======================================


COSTS INCURRED

                                                                  ---------------------
                                                                       2002        2001
                                                                  ---------------------
Acquisition costs (net of dispositions)
  Proven properties                                                 (13,588)    224,720
  Unproven properties                                                17,555      26,738
Development costs
  Development of proven undeveloped reserves                         53,184      54,567
  Other                                                              54,466      44,766
Exploration costs                                                    14,851      25,062
                                                                  ---------------------
Total costs incurred                                              $ 126,468   $ 375,853
                                                                  =====================

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


Costs are transferred into the amortization base on an ongoing basis as the undeveloped properties are evaluated and proved reserves are established or impairment determined. Pending determination of proved reserves attributable to the above costs, the Company cannot assess the future impact on the amortization rate.

U.S. GAAP requires the disclosure of income from operations on statements of operations. The Company's income from operations is its net income before interest on long-term debt and income taxes. These amounts are as follows:

                                               -----------------------
                                               YEARS ENDED DECEMBER 31,
                                               -----------------------
                                                   2002         2001
                                               -----------------------
Income (loss) from operations                    79,073     (187,917)


RECENT DEVELOPMENTS IN U.S. ACCOUNTING

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No.141 " Business Combinations" (FAS 141) and No. 142 "Goodwill and Other Intangible Assets" (FAS 142). FAS 141 requires the purchase method of accounting to be used for all business combinations after July 1, 2002. FAS 142 requires that goodwill and intangible assets with an indefinite useful life no longer be amortized, but instead tested for impairment at least annually. The Company has no goodwill or other intangible assets that were impacted by the adoption of FAS 142.

The Financial Accounting Standards Board (FASB) issued Statement No. 143, "Accounting for Asset Retirement Obligations" (FAS 143) in June 2001. FAS 143 requires liability recognition for retirement obligations associated with tangible long-lived assets. The initial measurement of the asset retirement obligation is to be at fair value. The asset retirement cost equal to the fair value of the retirement obligation is to be capitalized as part of the cost of the related long-lived asset and amortized to expense over the useful life of the asset. Enterprises are required to adopt FAS 143 for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact that adoption of this standard would have on its consolidated financial position and results of operations.

In January 2003, the FASB issued Statement No. 148, "Accounting for Stock Based Compensation - Transition and Disclosure re: Amendment of FAS 123". FAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, FAS 148 amends the disclosure requirements of FAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting and the effect of the method on reported results. This statement has no material impact on the Company, as there is no current plan to adopt the fair value method of accounting for stock-based compensation.


18.      CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The Company issued debt securities on February 12, 2001, which are fully and unconditionally guaranteed on a joint and several basis by the Company's wholly-owned subsidiaries, including the Baytex Energy Partnership. On January 1, 2001, the Company and its wholly-owned subsidiaries contributed substantially all of their producing properties to the partnership. As a result subsequent to January 1, 2001, the Company became primarily a holding company with no material operations, sources of income or assets other than its equity interests in its subsidiaries, including the partnership. In May 2001, the Company acquired OGY Petroleums Ltd. and Triumph Energy Corporation. These companies became wholly-owned subsidiaries and partners in the partnership. Both OGY Petroleums Ltd. and Triumph Energy Corporation contributed substantially all of their producing properties to the partnership in May 2001. Effective January 1, 2002, OGY Petroleums Ltd. and Triumph Energy Corporation were amalgamated into the parent company, Baytex Energy Ltd.

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


BAYTEX ENERGY LTD.
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002

                                           PARENT    GUARANTOR  CONSOLIDATING
                                          COMPANY  SUBSIDIARIES  ADJUSTMENTS  CONSOLIDATED
------------------------------------------------------------------------------------------
REVENUE
 Petroleum and natural gas sales         $     464    $ 365,396   $       --    $ 365,860
 Royalties                                      --      (58,922)          --      (58,922)
                                         -------------------------------------------------
                                               464      306,474           --      306,938
                                         -------------------------------------------------
EXPENSES
 Operating                                      --       75,228           --       75,228
 General and administrative                  6,819          (76)          --        6,743
 Interest                                   25,217           --           --       25,217
 Foreign exchange (gain)                    (2,691)          --           --       (2,691)
 Depletion and depreciation                    708       91,366       14,760      106,834
 Site restoration costs                         --        2,799           --        2,799
                                         -------------------------------------------------
                                            30,053      169,317       14,760      214,130
                                         -------------------------------------------------

INCOME (LOSS) BEFORE THE FOLLOWING         (29,589)     137,157      (14,760)      92,808

Equity in net earnings of subsidiaries     128,645           --     (128,645)          --
                                         -------------------------------------------------

INCOME (LOSS) BEFORE INCOME TAXES           99,056      137,157     (143,405)      92,808

INCOME TAXES (RECOVERY)
   Current                                   7,676        2,040           --        9,716
   Future                                   26,450        6,472        5,034       37,956
                                         -------------------------------------------------
                                            34,126        8,512        5,034       47,672
                                         -------------------------------------------------

NET INCOME (LOSS) - CANADIAN GAAP           64,930      128,645     (148,439)      45,136
Adjustments (as outlined in Note 17)
Depletion                                       --       (2,247)        (366)      (2,613)
Compensation cost                           (1,873)          --           --       (1,873)
Deferred revenue                                --      (18,694)          --      (18,694)
Interest rate swaps                         12,181           --           --       12,181
Financial derivative instruments                --      (27,193)          --      (27,193)
Income taxes                                (5,347)      21,131          161       15,945
                                         -------------------------------------------------
NET INCOME (LOSS) - U.S. GAAP            $  69,891    $ 101,642   $ (148,644)   $  22,889
                                         =================================================

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


BAYTEX ENERGY LTD.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2002

                                                  PARENT     GUARANTOR  CONSOLIDATING
                                                 COMPANY  SUBSIDIARIES    ADJUSTMENTS   CONSOLIDATED
                                              ------------------------------------------------------
ASSETS
Cash and cash equivalents                    $     4,098   $        --    $        --    $     4,098
Current assets                                    51,659         1,008             --         52,667
Inter-company receivable                          83,247       149,353       (232,600)            --
Investment in subsidiaries and partnership
Deferred charges                                 911,878       153,512     (1,065,390)            --
Petroleum and natural gas properties               8,679            --             --          8,679
                                                  16,297       800,912        115,107        932,316
                                              ------------------------------------------------------
                                             $ 1,075,858   $ 1,104,785    $(1,182,883)   $   997,760
                                             =======================================================

LIABILITIES
Accounts payable and accrued liabilities     $    78,876   $    13,687    $        --    $    92,563
Inter-company payable                            149,353        83,247       (232,600)            --
Long-term debt                                   326,977            --             --        326,977
Deferred credits                                  12,181            --             --         12,181
Provision for site restoration costs                  --        21,950             --         21,950
Future income taxes                               91,550        16,049         76,803        184,402
                                              ------------------------------------------------------
                                                 658,937       134,933       (155,797)       638,073
                                              ------------------------------------------------------

SHAREHOLDERS' EQUITY
Share capital                                    398,176       934,417       (934,417)       398,176
Retained earnings (deficit)                       18,745        35,435        (92,669)       (38,489)
                                              ------------------------------------------------------
                                                 416,921       969,852     (1,027,086)       359,687
                                              ------------------------------------------------------
                                              $1,075,858   $ 1,104,785    $(1,182,883)   $   997,760
                                              ======================================================


The application of U.S. GAAP (outlined in Note 17) would have the following effect on the condensed consolidating balance sheet at December 31, 2002:

                                                      PARENT COMPANY
                                             ----------------------------------
                                                     DECEMBER 31, 2002
                                             ----------------------------------
                                                          INCREASE
                                             AS REPORTED (DECREASE)   U.S. GAAP
                                             ----------------------------------
Liabilities:
           Deferred credits                       12,181    (12,181)        --
           Future income taxes                    91,550    (18,816)    72,734

Shareholders' equity:
           Share capital                         398,176     13,942    412,118
           Retained earnings - see below          18,745     42,844     61,589

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                          DECEMBER 31,
                                                        --------------
                                                                 2002
                                                        --------------
Retained earnings under Canadian GAAP                        $ 18,745
Flow through share differences                                (13,942)
Compensation expense                                           (1,873)
Deferred credits                                               12,181
Adjustments to future income taxes                             46,478
                                                        --------------
Retained earnings under U.S. GAAP                            $ 61,589
                                                        ==============


                                                       GUARANTOR SUBSIDIARIES
                                                  ----------------------------------
                                                          DECEMBER 31, 2002
                                                  ----------------------------------
                                                                INCREASE
                                                  AS REPORTED  (DECREASE)  U.S. GAAP
                                                  ----------------------------------
Assets:
           Capital assets                             800,912   (117,350)    661,612
                                                                             (21,950)

Liabilities:
           Provision for site restoration costs        21,950    (21,950)         --
           Future income taxes                         16,049    (23,123)     (7,074)
           Financial derivative instruments                --     14,300      14,300

Shareholders' equity:
           Retained earnings (deficit) - see below     35,435   (128,808)    (93,373)


                                                              DECEMBER 31,
                                                             -------------
                                                                    2002
                                                             -------------
Retained earnings under Canadian GAAP                          $  35,435
Adjustments to depletion                                        (125,422)
Financial derivative instruments                                 (14,300)
Adjustments to income taxes                                       10,914
                                                             -------------
Retained earning (deficit) under U.S. GAAP                     $ (93,373)
                                                             =============

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                            CONSOLIDATED
                                                  ----------------------------------
                                                       GUARANTOR SUBSIDIARIES
                                                  ----------------------------------
                                                          DECEMBER 31, 2002
                                                  ----------------------------------
                                                                INCREASE
                                                  AS REPORTED  (DECREASE)  U.S. GAAP
                                                  ----------------------------------
Assets:
           Capital assets                             932,316   (120,091)    790,275
                                                                             (21,950)

Liabilities:
           Provision for site restoration costs        21,950    (21,950)         --
           Future income taxes                        184,402    (57,398)    127,004
           Deferred credits                            12,181    (12,181)         --
           Financial derivative instruments                --     14,300      14,300

Shareholders' equity:
           Share capital                              398,176     13,942     412,118
           Retained earnings (deficit) - see below    (38,489)   (87,500)   (125,989)


                                                             DECEMBER 31,
                                                             ------------
                                                                 2002
                                                             ------------
Retained earnings (deficit) - Canadian GAAP                    $ (38,489)
Adjustments to depletion                                        (128,163)
Flow through share differences                                   (13,942)
Compensation expense                                              (1,873)
Financial derivative instruments                                 (14,300)
Deferred credits                                                  12,181
Adjustments to future income taxes                                58,597
                                                             ------------
                                                             ------------
Retained earning (deficit) - U.S. GAAP                         $(125,989)
                                                             ============

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


BAYTEX ENERGY LTD.
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2002

                                                    PARENT     GUARANTOR  CONSOLIDATING
                                                   COMPANY   SUBSIDIARIES  ADJUSTMENTS CONSOLIDATED
                                                   ------------------------------------------------
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE
FOLLOWING ACTIVITIES:

OPERATING
 Net income (loss)                                 $  64,930    $ 128,645    $(148,439)   $  45,136
 Items not affecting cash:
 Site restoration costs                                   --        2,799           --        2,799
 Amortization of deferred charges                      1,052           --           --        1,052
 Foreign exchange (gain)                              (2,691)          --           --       (2,691)
 Depletion and depreciation                              708       91,366       14,760      106,834
 Future income taxes                                  26,450        6,472        5,034       37,956
                                                   ------------------------------------------------
Cash flow from operations                             90,449      229,282     (128,645)     191,086
Equity in net earnings of subsidiaries              (128,645)          --      128,645           --
Changes in non-cash working capital                   15,050      (13,778)          --        1,272
Increase in deferred charges                          (1,057)          --           --       (1,057)
Deferred credits                                          --      (18,694)          --      (18,694)
                                                   ------------------------------------------------
                                                     (24,203)     196,810           --      172,607

FINANCING
Decrease in bank loan and other debt                 (76,254)          --           --      (76,254)
Increase in deferred credits                          12,181           --           --       12,181
(Increase) decrease in inter-company receivable       54,490     (143,422)      88,932           --
Increase (decrease) in inter-company payable          34,442       54,490      (88,932)          --
Repurchase of common shares                              (55)          --           --          (55)
Increase in common shares                              3,497           --           --        3,497
                                                   ------------------------------------------------
                                                      28,301      (88,932)          --      (60,631)
INVESTING
Petroleum and natural gas property expenditures
Disposal of petroleum and natural gas properties          --     (182,048)          --     (182,048)
Properties held for sale                                  --       55,580           --       55,580
Change in non-cash working capital                        --      (46,895)          --      (46,895)
                                                          --       65,485           --       65,485
                                                   ------------------------------------------------
                                                          --     (107,878)          --     (107,878)

CHANGE IN CASH DURING THE YEAR                         4,098           --           --        4,098

CASH POSITION, BEGINNING OF YEAR                          --           --           --

                                                   ------------------------------------------------
CASH POSITION, END OF YEAR                         $   4,098    $      --    $      --    $   4,098
                                                   ================================================

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


BAYTEX ENERGY LTD.
CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2001

                                                    PARENT     GUARANTOR  CONSOLIDATING
                                                   COMPANY   SUBSIDIARIES  ADJUSTMENTS CONSOLIDATED
                                                   ------------------------------------------------
REVENUE
 Petroleum and natural gas sales                   $   6,926    $ 322,774    $      --    $ 329,700
 Royalties                                            (1,321)     (56,484)          --      (57,805)
                                                   ------------------------------------------------
                                                       5,605      266,290           --      271,895
                                                   ------------------------------------------------
EXPENSES
 Operating                                             2,173       81,266           --       83,439
 General and administrative                            5,220           42           --        5,262
 Foreign exchange                                     16,262           --           --       16,262
 Interest                                             32,942           --           --       32,942
 Depletion and depreciation                           21,872      267,960       77,552      367,384
 Site restoration costs                                   67        3,845           --        3,912
                                                   ------------------------------------------------
                                                      78,536      353,113       77,552      509,201
                                                   ------------------------------------------------

INCOME (LOSS) BEFORE THE FOLLOWING                   (72,931)     (86,823)     (77,552)    (237,306)

Equity in net earnings (loss) of subsidiaries        (81,795)          --       81,795           --
                                                   ------------------------------------------------

INCOME (LOSS) BEFORE INCOME TAXES                   (154,726)     (86,823)       4,243     (237,306)

INCOME TAXES (RECOVERY)
   Current                                             7,128           --           --        7,128
   Future                                            (80,676)      (5,028)     (21,623)    (107,327)
                                                   ------------------------------------------------
                                                     (73,548)      (5,028)     (21,623)    (100,199)
                                                   ------------------------------------------------

NET INCOME (LOSS) - CANADIAN GAAP                    (81,178)     (81,795)      25,866     (137,107)
Adjustments (as outlined in note 17)
Depletion                                               (552)      (8,170)      (2,319)     (11,041)
Ceiling test write-down                                  (13)        (197)         (56)        (266)
Compensation cost                                        787           --           --          787
Deferred revenue                                          --       18,694           --       18,694
Financial derivative instruments                          --       12,893           --       12,893
Income taxes                                             249      (10,217)       1,045       (8,923)
                                                   ------------------------------------------------
NET INCOME (LOSS) - U.S. GAAP                      $ (80,707)   $ (68,792)   $  24,536    $(124,963)
                                                   ================================================

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


BAYTEX ENERGY LTD.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2001

                                                    PARENT      GUARANTOR   CONSOLIDATING
                                                   COMPANY     SUBSIDIARIES   ADJUSTMENTS  CONSOLIDATED
                                                 ------------------------------------------------------
ASSETS
Cash and cash equivalents                        $        --    $        --    $        --    $      --
Current assets                                        38,011         53,184             --       91,195
Inter-company receivable                             137,737        149,672       (287,409)          --
Investment in subsidiaries and partnership
Deferred financing costs                             692,009        315,511     (1,007,520)          --
Petroleum and natural gas properties                   8,674             --             --        8,674
                                                      79,194        481,264        306,719      867,177
                                                 ------------------------------------------------------
                                                 $   955,625    $   999,631    $  (988,210)   $ 967,046
                                                 ======================================================

LIABILITIES
Accounts payable and accrued liabilities
Inter-company payable                            $    52,178    $    14,156    $        --    $  66,334
Long-term debt                                       149,672        137,737       (287,409)          --
Deferred credits                                     403,922             --             --      403,922
Provision for site restoration costs                      --         18,694             --       18,694
Future income taxes                                       67         20,474             --       20,541
                                                     (22,127)        21,381        147,192      146,446
                                                 ------------------------------------------------------
                                                     583,712        212,442       (140,217)     655,937
                                                 ------------------------------------------------------

SHAREHOLDERS' EQUITY
Share capital                                        394,734        863,315       (863,315)     394,734
Retained earnings (deficit)                          (22,821)       (76,126)        15,322      (83,625)
                                                 ------------------------------------------------------
                                                     371,913        787,189       (847,993)     311,109
                                                 ------------------------------------------------------
                                                 $   955,625    $   999,631    $  (988,210)   $ 967,046
                                                 ======================================================


The application of U.S. GAAP (outlined in Note 17) would have the following effect on the condensed consolidating balance sheet at December 31, 2001:

                                                               PARENT COMPANY
                                                      ----------------------------------
                                                              DECEMBER 31, 2001
                                                      ----------------------------------
                                                                    INCREASE
                                                      AS REPORTED  (DECREASE)  U.S. GAAP
                                                      ----------------------------------
Assets:
           Capital assets                                  79,194       (565)     78,562
                                                                         (67)

Liabilities:
           Provision for site restoration costs                67        (67)         --
           Future income taxes                            (22,127)    13,469      (8,658)

Shareholders' equity:
           Share capital                                  394,734     13,942     408,676
           Retained earnings (deficit) - see below        (22,821)    37,318      14,497

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                  DECEMBER 31,
                                                                 -------------
                                                                        2001
                                                                 -------------
Retained earnings (deficit) under Canadian GAAP                   $  (22,821)
Adjustments to depletion                                                (565)
Flow through share differences                                       (13,942)
Adjustments to future income taxes                                    51,825
                                                                 ------------
Retained earning (deficit) under U.S. GAAP                        $   14,497
                                                                 ============


                                                                          GUARANTOR SUBSIDIARIES
                                                                ---------------------------------------
                                                                            DECEMBER 31, 2001
                                                                ---------------------------------------
                                                                                INCREASE
                                                                AS REPORTED    (DECREASE)     U.S. GAAP
                                                                ---------------------------------------
Assets:
           Current assets                                            53,184      (46,895)         6,289

           Capital assets                                           481,264     (114,538)       393,147
                                                                                 (20,474)
                                                                                  46,895

           Financial derivative instruments                              --       12,893         12,893

Liabilities:
           Provision for site restoration costs                      20,474      (20,474)            --
           Future income taxes                                       21,381       (1,992)        19,389
           Deferred credits                                          18,694      (18,694)            --

Shareholders' equity:
           Retained earnings (deficit) - see below                  (76,126)    (101,240)      (177,366)


                                                                   DECEMBER 31,
                                                                ---------------
                                                                        2001
                                                                ---------------
Retained earnings (deficit) under Canadian GAAP                    $ (76,126)
Adjustments to depletion                                            (122,610)
Financial derivative instruments                                      12,893
Deferred credits                                                      18,694
Adjustments to income taxes                                          (10,217)
                                                                ---------------
Retained earning (deficit) under U.S. GAAP                         $(177,366)
                                                                ===============

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         CONSOLIDATED
                                                          -----------------------------------------
                                                                       DECEMBER 31, 2001
                                                          -----------------------------------------
                                                                            INCREASE
                                                          AS REPORTED      (DECREASE)     U.S. GAAP
                                                          -----------------------------------------
Assets:
           Current assets                                    $ 91,195      $ (46,895)      $ 44,300

           Capital assets                                     867,177       (117,478)       776,053
                                                                             (20,541)
                                                                              46,895

           Financial derivative instruments                        --         12,893        12,893

Liabilities:
           Provision for site restoration costs                20,541        (20,541)            --
           Future income taxes                                146,446        (41,453)       104,993
           Deferred credits                                    18,694        (18,694)            --

Shareholders' equity:
           Share capital                                      394,734         13,942        408,676
           Retained earnings (deficit) - see below            (83,625)       (65,252)      (148,877)



                                                                  DECEMBER 31,
                                                                 -------------
                                                                      2001
                                                                 -------------
Retained earnings (deficit) - Canadian GAAP                        $  (83,625)
Adjustments to depletion                                             (125,550)
Flow through share differences                                        (13,942)
Financial derivative instruments                                       12,893
Deferred credits                                                       18,694
Adjustments to future income taxes                                     42,653
                                                                 -------------
Retained earning (deficit) - U.S. GAAP                             $ (148,877)
                                                                 =============

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


BAYTEX ENERGY LTD.
CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2001

                                                    PARENT    GUARANTOR  CONSOLIDATING
                                                   COMPANY  SUBSIDIARIES  ADJUSTMENTS  CONSOLIDATED
                                                   -------------------------------------------------
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE
FOLLOWING ACTIVITIES:

OPERATING
 Net income (loss)                                 $ (81,178)   $ (81,795)   $  25,866     (137,107)
 Items not affecting cash:
  Site restoration costs                                  67        3,845           --        3,912
  Amortization of deferred charges                       946           --           --          946
  Foreign exchange loss                               16,262           --           --       16,262
  Depletion and depreciation                          21,872      267,960       77,552      367,384
  Future income taxes (recovery)                     (80,676)      (5,028)     (21,623)    (107,327)
                                                   -------------------------------------------------
Cash flow from operations                           (122,707)     184,982       81,795      144,070
Equity in net earnings of subsidiaries                81,795           --      (81,795)          --
Changes in non-cash working capital                   (3,346)       9,028           --        5,682
Increase in deferred credits                              --       18,694           --       18,694
                                                   -------------------------------------------------
                                                     (44,258)     212,704           --      168,446

FINANCING
Issue of senior subordinated term notes              227,895           --           --      227,895
Increase (decrease) in bank loan                     (90,304)      (2,702)       4,532      (88,474)
Increase in deferred charges                          (9,037)          --           --       (9,037)
(Increase) decrease in inter-company receivable      (57,613)    (178,463)     236,076           --
Increase (decrease) in inter-company payable         178,463       57,613     (236,076)          --
Repurchase of common shares                             (860)          --           --         (860)
Increase in common shares                              1,444           --           --        1,444
                                                   -------------------------------------------------
                                                     249,988     (123,552)       4,532      130,968

INVESTING
Corporate acquisitions                              (249,152)          --           --     (249,152)
Items not involving cash:
   Shares issued on acquisition                       68,104           --           --       68,104
   Assumption of long-term debt                       36,356           --           --       36,356
   Assumption of working capital                      (2,734)          --           --       (2,734)
                                                   -------------------------------------------------
                                                    (147,426)          --           --     (147,426)

Petroleum and natural gas property expenditures
Disposal of petroleum and natural gas properties     (59,696)    (129,587)          --     (189,283)
Properties held for sale                               1,392       61,190           --       62,582
Change in non-cash working capital                        --       46,895           --       46,895
                                                          --      (72,182)          --      (72,182)
                                                   -------------------------------------------------
                                                    (205,730)     (93,684)          --     (299,414)

CHANGE IN CASH DURING THE YEAR                            --       (4,532)       4,532           --

CASH POSITION, BEGINNING OF YEAR                          --        4,532       (4,532)          --

                                                   -------------------------------------------------
CASH POSITION, END OF YEAR                         $      --    $      --    $      --    $      --
                                                   =================================================

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


SUPPLEMENTAL RESERVE INFORMATION (UNAUDITED)

The net proved oil and natural gas reserve estimates as of December 31, 2002 and 2001 set forth below were prepared in accordance with guidelines established by the Securities and Exchange Commission and accordingly were based on existing economic and operating conditions. Oil and natural gas prices in effect as of the respective year-ends were used without any escalation except in those instances where the sale is covered by contract, in which case the applicable contract prices are used. Operating costs, royalties, and future development costs were based on current costs with no escalation.

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact. Moreover, the present value should not be construed as the current market value of the Company's oil and natural gas reserves of the costs that would be incurred to obtain equivalent reserves. All of the reserves are located in Canada.


                                                                         YEARS ENDED DECEMBER 31,
                                                        -----------------------------------------------------------
                                                                   2002                          2001
                                                        ----------------------------- -----------------------------
                                                        Oil (Mbbls)   N. Gas (Mmcf)   Oil (Mbbls)   N. Gas (Mmcf)
                                                        ------------- --------------- ------------- ---------------
Balance beginning of year                                    86,541         105,384        60,681          77,953
  Revisions of previous estimates                             4,052           8,287        21,643        (12,572)
  Extensions, discoveries and other additions                 7,405          42,587         9,888          15,531
  Acquisitions of minerals in place                           5,973           1,370        10,997          48,757
  Dispositions of minerals in place                         (5,232)        (15,896)       (6,606)         (4,896)
  Production                                                (8,484)        (21,310)      (10,062)        (19,389)
                                                        ------------- --------------- ------------- ---------------
Balance at end of year                                       90,255         120,449        86,541         105,384
                                                        ============= =============== ============= ===============

Proved developed reserves
  Balance at beginning of year                               58,125          96,633        45,019          69,773
  Balance at end of year                                     60,756         103,617        58,125          96,633


STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS AND CHANGES THEREIN RELATING TO PROVED OIL AND NATURAL GAS RESERVES

The Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Natural Gas Reserves ("Standardized Measure") does not purport to present the fair market value of the Company's oil and natural gas properties. An estimate of such value should consider, among other factors, anticipated future prices of oil and natural gas, the probability of recoveries in excess of existing proved reserves and acreage prospects, and perhaps different discount rates. It should be noted that estimated of reserve quantities, especially from new discoveries, are inherently imprecise and subject to substantial revisions.

Under the Standardized Measure, future cash inflows were estimated by applying year-end prices, adjusted for contracts currently in place to deliver production, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future production and development costs based on year-end costs to determine pre-tax cash inflows. Future taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the Company's tax basis in the associated proved oil and natural gas properties. Tax credits and net operating loss carry forwards were also considered in the future income tax calculation. Future net cash inflows after income taxes were discounted using a 10 percent annual discount rate to arrive at the Standardized Measure.

BAYTEX ENERGY LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
(ALL TABULAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            -----------------------------
                                                                                    DECEMBER 31,
                                                                            -----------------------------
                                                                                     2002          2001
                                                                            -----------------------------
                                                                                   (In thousands)
Future cash inflows                                                            $3,429,455    $1,712,196
Future production costs                                                          (886,006)     (742,382)
Future development costs                                                         (137,922)     (117,008)
                                                                            -----------------------------
Future net cash flows                                                           2,405,527       852,806
Income taxes                                                                     (853,287)     (144,854)
                                                                            -----------------------------
Total undiscounted future net cash flows                                        1,552,240       707,952
10% annual discount for estimating timing of cash inflows                        (586,011)     (225,747)
                                                                            -----------------------------
Standardized measure of discounted future net cash                              $ 966,229     $ 482,205
                                                                            =============================

----------------------
(1) The Company estimated that it will incur $51 million in 2003, $30 million in 2004 and $48 million in 2005 to develop proven undeveloped reserves.

The following table sets forth an analysis of changes in the Standardized Measure of Discounted Future Net Cash Flows from proved oil and natural gas reserves:

                                                                            ---------------------------
                                                                                    DECEMBER 31,
                                                                            ---------------------------
                                                                              2002                2001
                                                                            ---------------------------
                                                                                   (In thousands)
Standardized measure, beginning of year                                         $ 482,205    $  547,994
Sales of production, net of production costs                                     (231,710)     (188,456)
Net change in sales prices, net of production costs                               757,445      (220,171)
Extensions, discoveries and additions                                             198,245        76,775
Changes in estimated future development costs                                     (25,534)       (8,403)
Development costs incurred during the period which reduced future
development costs                                                                  53,184        54,567
Revisions in quantity estimates                                                    74,268       120,287
Accretion of discount                                                              66,945        78,977
Purchase of reserves                                                               84,768       117,675
Sales of reserves                                                                 (43,568)      (74,015)
Net change in income tax                                                         (412,674)       90,695
Changes in production rates (timing) and other                                    (37,345)     (113,719)
                                                                            ----------------------------
Standardized measure, end of year                                               $ 966,229    $ 482,205
                                                                            ============================